Exhibit 4.23

[LEGENDS TO BE INCLUDED AS PER THE WARRANT ADMINISTRATOR AGREEMENT AND DIRECTION AND RESERVATION ORDER FROM THE COMPANY.]

GENERAL FUSION GROUP LTD.

WARRANT CERTIFICATE

(Warrants to Purchase Common Shares)

Warrant Certificate No. [●]

Number of Warrants: [●]

THIS IS TO CERTIFY THAT, for value received, [●]

(the “Holder”), is entitled to subscribe for and purchase fully paid and non-assessable common shares (commonly referred to as subordinate voting shares) in the capital of GENERAL FUSION GROUP LTD. (the “Company”) at a price per share equal to the Exercise Price on or before the Expiry Date, upon and subject to the further terms and conditions set forth in the Terms and Conditions attached hereto as Schedule “A” and incorporated by reference and deemed to be part hereof.

The Warrants may be exercised at the office of Odyssey Trust Company, in its capacity as warrant administrator of the Warrants (the “Warrant Administrator”), at 1310 – 1140 West Pender St., Vancouver BC V6E 4G1, Canada, Attention: Corporate Trust, or such other address as the Company may from time to time in writing direct (the “Exercise Location”).

Except as otherwise indicated, all capitalized terms used herein have the definitions set out in the Terms and Conditions attached hereto as Schedule “A”.

The Warrants, if unexercised, will expire after 4:00 p.m. (Vancouver time) on the Expiry Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

DATED: September [●], 2026.

GENERAL FUSION GROUP LTD.

Per:
Authorized Signatory

Countersigned and Registered by:

ODYSSEY TRUST COMPANY, as warrant administrator

Per:
Authorized Signatory

SCHEDULE “A”

WARRANT TERMS AND CONDITIONS

Terms and Conditions attached to the Warrant Certificate issued by General Fusion Group Ltd. to the Holder and dated [●], 2026.

ARTICLE 1 - INTERPRETATION

1.1Definitions.  In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith, initially capitalized terms will have the meaning as set out herein, as follows:

(a)	“Business Day” means any day except a Saturday or Sunday and legal holidays for Canadian chartered banks in Vancouver, British Columbia;
(b)

“Change of Control” means (i) a transfer (whether by merger, amalgamation, consolidation, exchange or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities or Shares if, after such closing, such Person or group of affiliated Persons would hold at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, (ii) any reorganization, arrangement, merger, amalgamation or other consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease, or other disposition of all or substantially all of the assets of the Company;

(c)	“Company” means General Fusion Group Ltd. until a successor company shall have become such in the manner prescribed in Article 5, and thereafter “Company” shall mean such successor company;
(d)

“Current Market Price” in respect of a Share at any date means the VWAP for the 20 consecutive Trading Days ending on the fifth Trading Day before such date on the Nasdaq or, if the Shares are not listed on the Nasdaq, then on such other stock exchange on which the Shares are then listed as may be selected by the Company or, if the Shares are not then listed on a stock exchange, on the over-the-counter market; provided that, if there is no market for Shares during all or part of such period during which the Current Market Price thereof would otherwise be determined, the Current Market Price in respect of a Share shall in respect of all or part of the period be determined by the Board of Directors of the Company in their reasonable judgment and in good faith;

(e)	“Exempted Securities” means the following Shares and Shares deemed issued under the following Options and Convertible Securities (as defined below):
(i)	Shares, Options or Convertible Securities issued as a dividend or distribution on Preferred Shares, if any;

(ii)

Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries under a plan, agreement or arrangement approved by the Company’s board of directors;

(iii)

Shares or Convertible Securities actually issued upon the exercise of Options or Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided the issuance is under the terms of the Option or Convertible Security;

(iv)

Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, under a debt financing, equipment leasing or real or immovable property leasing transaction approved by the Company’s board of directors (including shares underlying (directly or indirectly) any such Options or Convertible Securities);

(v)

Shares, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services under transactions approved by the Company’s board of directors;

(vi)

Shares, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Company’s board of directors; or

(vii)

Shares, Options or Convertible Securities issued by the Company to His Majesty the King in Right of Canada in connection with one or more Strategic Innovation Fund Contribution Agreements between such parties, including warrants to purchase Shares of the Company.

(f)	“Exercise Price” means US$[11.548] per share;
(g)	“Expiry Date” means the date that is the earlier of: (i) immediately before a Change of Control; and (ii) November 19, 2028;
(h)	“Expiry Time” means 4:00 pm (Vancouver time) on the Expiry Date;
(i)

“herein”, “hereby” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Article” and “Section” followed by a number refer to the specified Article or Section of these Terms and Conditions;

(j)	“Holder” means the Person identified as the Holder on the face page of the Warrant Certificate, or its nominee or its assignee;
(k)	“Issue Date” means ______, 2026;
(l)	“Nasdaq” means The Nasdaq Stock Market;
(m)	“Options” means any rights, warrants or options to subscribe for, or purchase or otherwise acquire, Shares or Convertible Securities.
(n)	“Person” means any individual, company, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, executor, administrator, or other legal representatives, regulatory body, or agency, government, governmental agency, authority or entity, however designated or constituted;

(o)

“Plan of Arrangement” means the plan of arrangement under section 288 of the Business Corporations Act (British Columbia) resulting in the consummation of the business combination between Spring Valley Acquisition Corp. III, General Fusion Inc. and 1573562 B.C. Ltd. on July 10, 2026;

(p)	“Preferred Shares” means Preferred shares in the capital of the Company and the Convertible Preferred shares in the capital of the Company, if any;
(q)	“SAFE Financing” means the simple agreement for future equity financing of General Fusion Inc. carried out between November 19, 2025 and January 4, 2026.
(r)	“Share” means a common share in the capital of the Company;
(s)

“Trading Day” means, with respect to the Nasdaq or other market for securities on which the securities of the Company are listed, any day on which such exchange or market is open for trading or quotation;

(t)

“VWAP” means the volume weighted average trading price of a Share on the Nasdaq or such other principal stock exchange on which Shares are trading, calculated by dividing the total value by the total volume of Shares traded for the relevant period;

(u)

“Warrants” means the share purchase warrants entitling the Holder to acquire the number of Shares set out in the Warrant Certificate at the Exercise Price per share at any time prior to the Expiry Time, subject to such adjustments as are provided for in these Terms and Conditions, and “Warrant” means any one of them;

(v)	“Warrant Certificate” means the certificate to which these Terms and Conditions are attached and all Schedules attached thereto;
(w)	Words and phrases defined elsewhere herein or in the Warrant Certificate shall have the particular meanings so ascribed thereto; and
(x)	Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.2Applicable Law.  The terms of this Warrant Certificate shall be construed exclusively in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2 - EXERCISE OF WARRANTS

2.1Warrants Issued in Exchange for Original Warrants.  This Warrant Certificate evidences Warrants issued in exchange for warrants to purchase common shares of General Fusion Inc. previously issued by General Fusion Inc. to the Holder in connection with the SAFE Financing (the “Original Warrants”) and the Plan of Arrangement.  In addition to these Warrants, and concurrently upon issuance of this Warrant Certificate, in exchange for the Original Warrants, the Holder shall receive warrants to purchase Class A Earnout shares of the capital of the Company, warrants to purchase Class B Earnout shares in the capital of the Company, and warrants to purchase Class C Earnout shares in the capital of the Company (together with these Warrants, the “Exchanged Warrants”).

2.2Exercise.  The Holder’s right to subscribe for and purchase Shares under the Warrants may be exercised, at any time prior to the Expiry Time, by the Holder delivering the Warrant Certificate, along with a duly completed and executed subscription in the form attached hereto along with any other evidence required thereby and payment therefor, to the Warrant Administrator at the Exercise Location in accordance with the terms of this Warrant Certificate. Any such deliveries to the Warrant Administrator at the Exercise Location will constitute delivery to the Company for the purposes of this Warrant Certificate.

2.3Closing of Share Purchase.  The closing (the “Closing”) of each subscription for Shares made hereunder as a result of the Holder exercising its Warrant rights shall take place at 3 p.m. on the third Business Day after the Warrant Certificate and completed subscription form are delivered to the Warrant Administrator at the Exercise Location.  At the Closing, unless the Holder elects to Net Exercise (as defined below) the Warrants pursuant to Section 2.5 hereof, the Holder shall deliver to the Warrant Administrator at the Exercise Location a certified cheque, bank draft or wire transfer payable to or to the order of the Warrant Administrator, for the benefit of the Company, in the applicable amount for the Shares subscribed for, in lawful money of the United States of America. Upon the exercise of Warrants, the Shares to be issued pursuant to the Warrants exercised shall be issued or deemed to have been issued and the person or persons to whom such Shares are to be issued shall become or be deemed to have become the holder or holders of record of such Shares on the date that the Warrant Administrator receives valid exercise documents (“Exercise Date”), provided the documents are received in good order, unless the register shall be closed on such date, in which case the Shares subscribed for shall be issued or deemed to have been issued and such person or persons become or be deemed to have become the holder or holders of record of such Shares, on the date on which such register is reopened. It is hereby understood that in order for persons to whom Shares are to be issued to become holders of Shares of record on the Exercise Date, beneficial holders must commence the exercise process sufficiently in advance so that the Warrant Administrator is in receipt of all items of exercise prior to the Expiry Date. Within three Business Days after the Exercise Date with respect to a Warrant, the Warrant Administrator shall use commercially reasonable efforts to cause to be delivered or mailed to the person or persons in whose name or names the Warrant is registered or, as directed on the Exercise Form if so specified in writing by the holder, cause to be delivered to such person or persons at the Exercise Location where the Warrant Certificate was surrendered, the appropriate number of Shares subscribed for, or any other appropriate evidence of the issuance of Shares to such person or persons in respect of Shares issued under the book entry registration system. The amounts held by the Warrant Administrator are at the sole risk of the Company and, without limiting the generality of the foregoing, the Warrant Administrator shall have no responsibility or liability for any diminution of the funds which may result from any deposit made with the Canadian Chartered Banks listed in Schedule 1 of the Bank Act (Canada) (“Approved Bank”) pursuant to this section, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default). To the extent less than the entire Warrants are exercised, a new warrant certificate in the same form as the Warrant Certificate in respect of the remainder of the Warrants.

2.4No Fractional Shares.  The Company shall not be required to issue fractional Shares or other securities in satisfaction of its obligations hereunder.  If any fractional interest in a Share or other security would, except for the provisions of this section, be deliverable upon the exercise of Warrants, the Company shall instead issue the next lesser whole number of Shares or other securities and no cash or other consideration will be paid in lieu of fractional shares.

2.5Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive all or a portion of the Shares under the Warrants by surrender of this Warrant Certificate to the Warrant Administrator at the Exercise Location together with a duly completed and executed subscription in the form attached hereto indicating such election (a “Net Exercise”). If the Holder Net Exercises, it shall have the rights described in Section 2.3 hereof, and the Company shall issue to the Holder a number of Shares computed using the following formula:

Where

X =	The number of Shares to be issued to the Holder.
Y =

The number of Shares purchasable under this Warrant (subject to adjustment under Article 4) or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The Current Market Price of one Share
B =	The Exercise Price

ARTICLE 3 - COVENANTS OF THE COMPANY

3.1Reservation of Shares.  The Company will reserve and keep available a sufficient number of Shares for the purpose of enabling it to satisfy its obligations to issue Shares upon the exercise of the Warrants.

3.2Fully Paid, Validly Issued Shares.  The Company warrants that all Shares issued upon the exercise of the Warrants will, upon payment of the purchase price therefor by the Holder, be fully paid and non-assessable and duly and validly issued.

3.3Issue in Substitution for Lost Certificate.  If the Warrant Certificate becomes mutilated, lost, destroyed or stolen, the Company shall issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate, at no cost to the Holder, upon the Holder delivering to the Company a statutory declaration of loss, surety and indemnity in the form prescribed by the Company’s constating documents and satisfactory to the Warrant Administrator.

3.4Exchange of Certificates.  The Holder may exchange a certificate or certificates representing Warrants for one or more new Warrant certificates representing the same aggregate number of Warrants, at no cost to the Holder.

ARTICLE 4 - ADJUSTMENTS

4.1Adjustment of Subscription and Purchase Rights.  From and after the Issue Date, the Exercise Price and the number of Shares covered by and deliverable upon the exercise of the Warrants will be subject to adjustment in the following events and in the following manner:

(a)	if and whenever at any time prior to the Expiry Date, the Company shall:
(i)	subdivide, redivide or change its outstanding Shares into a greater number of Shares; or

(ii)	reduce, combine or consolidate its outstanding Shares into a smaller number of Shares;

(any of which is referred to as a “Capital Reorganization”) the number of Shares obtainable under each Warrant shall be adjusted immediately after the effective date of such Capital Reorganization, by multiplying the number of Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the total number of Shares outstanding immediately after such date and the denominator shall be the total number of Shares outstanding immediately prior to such date.  Such adjustment shall be made successively whenever any event referred to in this subsection shall occur;

(b)

if and whenever at any time prior to the Expiry Date, the Company shall engage in a Capital Reorganization, the Exercise Price shall, on the effective date of such Capital Reorganization, be adjusted by multiplying the Exercise Price in effect on such effective date by a fraction:

(i)	the numerator of which shall be the number of Shares outstanding before giving effect to such Capital Reorganization; and
(ii)	the denominator of which is the number of Shares outstanding after giving effect to such Capital Reorganization;

such adjustment will be made successively whenever any event referred to in this subsection shall occur,

(c)	if and whenever at any time prior to the Expiry Date, there is
(i)	a reclassification of the Shares;
(ii)	a capital reorganization of the Company (other than as described in section 4.1(a) and (b));
(iii)	a consolidation, amalgamation or merger of the Company with or into any other body corporate, trust, partnership or other entity; or
(iv)	sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity,

(each a “Corporate Event”), if the Holder has not exercised its right of acquisition, as to the effective date of such Corporate Event, upon the exercise of such right thereafter, the Holder shall be entitled to receive and shall accept, in lieu of the number of Shares such Holder would otherwise be entitled to acquire, the number of shares or other securities or property of the Company or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation, consolidation, or to which such sale or conveyance may be made, as the case may be, that such Holder would have been entitled to receive on such Corporate Event, if, on the record date or the effective date thereof, as the case may be, the Holder had been the registered holder of the number of Shares sought to be acquired by it;

(d)

if and whenever at any time prior to the Expiry Date, the Company shall distribute to all holders of its Shares any shares of the Company (other than Shares) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or current year's or prior year’s earnings of the Company) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to above) (any of the foregoing, including any right to subscribe for a security in a rights offering, being hereinafter in this subsection 4.1(d) called the “Securities”), then in each such case, the Company shall reserve shares, units or other entitlements of such Securities for distribution to the Holder upon exercise of this Warrant so that, in addition to the Shares to which such Holder is entitled, such Holder will receive upon such exercise the same amount and kind of such Securities which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant;

(e)

if and whenever at any time after the Issue Date and prior to the Expiry Time, the Company issues or sells, or is deemed to issue or sell, any Shares or any securities convertible into, exchangeable for or otherwise exercisable to acquire Shares (together, the “Convertible Securities”), in each case other than Exempted Securities at an effective price per Share that is less than the then-effective Exercise Price (each, a “Dilutive Issuance”), then, concurrently with such Dilutive Issuance, the Exercise Price shall be adjusted and the number of Shares issuable upon exercise of this Warrant shall be increased, in each case as follows:

(i)	Dilutive Issuance Adjustment. The Exercise Price then in effect (“EPold”) shall be reduced to the price determined by the following broad-based weighted average formula:

EPnew = EPold × (A + (C × Pnew / EPold)) / (A + C)

where:

“A” means the number of Shares outstanding immediately prior to the Dilutive Issuance calculated on a broad-based fully diluted basis, which includes all shares issuable upon exercise, conversion or exchange of all outstanding options, warrants and other Convertible Securities (whether or not then exercisable, vested or convertible), but excludes (x) any Shares issuable upon exercise of this Warrant and other warrants issued in connection with the SAFE Financing; and (y) Exempted Securities to the extent provided in the definition of Exempted Securities;

“C” means the total number of Shares issued in the Dilutive Issuance (or, in the case of Convertible Securities, the maximum number of Shares initially issuable upon exercise, conversion or exchange thereof, determined as of issuance), in each case excluding Exempted Securities; and

“Pnew” means the effective price per Share in the Dilutive Issuance, determined in accordance with subsection (iii) below.

(ii)

Proportionate Increase in Shares Issuable. Immediately following any adjustment to the Exercise Price under subsection (i), the number of Shares issuable upon exercise of this Warrant shall be increased such that the aggregate consideration payable upon full exercise immediately prior to such adjustment (EPold multiplied by the number of Shares then issuable) equals the aggregate consideration payable upon full exercise immediately after such adjustment (EPnew multiplied by the number of Shares thereafter issuable). For clarity, the number of Shares thereafter issuable shall equal the number of Shares previously issuable multiplied by (EPold / EPnew).

(iii)	Deemed Issuances; Determination of Pnew.
(A)	Options, warrants and rights. If the Company issues or sells any options, warrants or other rights to acquire Shares (“Rights”), the Company shall be deemed to have issued the maximum number of Shares issuable upon exercise of such Rights at an aggregate consideration equal to (x) the total consideration received by the Company for the issuance of such Rights plus (y) the aggregate exercise price payable upon such exercise; in such case, “Pnew” shall be the quotient of such aggregate consideration divided by the maximum number of Shares issuable upon exercise of such Rights.

(B)

Convertible or exchangeable securities. If the Company issues or sells any Convertible Securities (other than Rights described in clause (A) above), the Company shall be deemed to have issued the maximum number of Shares issuable upon conversion or exchange of such Convertible Securities at an aggregate consideration equal to (x) the consideration received by the Company for the issuance of such Convertible Securities plus (y) the consideration, if any, payable upon such conversion or exchange; in such case, “Pnew” shall be the quotient of such aggregate consideration divided by the maximum number of Shares initially issuable upon conversion or exchange of such Convertible Securities (assuming no price-based anti-dilution or similar adjustments in such securities).

(C)

Subsequent changes. If the exercise, conversion or exchange price of any such Rights or Convertible Securities is at any time changed or reset (including by operation of anti-dilution or repricing provisions), then the Exercise Price (and the number of Shares issuable upon exercise of this Warrant) shall be readjusted, effective as of the date of such change or reset, as if a new Dilutive Issuance occurred at such changed or reset price.

(D)

Expiration or cancellation. If any such Rights or Convertible Securities expire, terminate or are cancelled without having been exercised, converted or exchanged, the Exercise Price (and the number of Shares issuable upon exercise of this Warrant) shall be readjusted, effective as of the date of such expiration, termination or cancellation, to the Exercise Price (and number of Shares) that would then be in effect had such Rights or Convertible Securities never been issued

(iv)

Excluded Issuances. No adjustment shall be made pursuant to this Section 4.1(e) with respect to Exempted Securities. For clarity, issuances that constitute Exempted Securities are excluded both from “A” and “C” to the extent provided in the definition of Exempted Securities.

(v)

No Adjustment for Issuances at or Above Exercise Price. No adjustment shall be made pursuant to this Section 4.1(e) with respect to any issuance, sale or deemed issuance at an effective price per Share equal to or greater than the then-effective Exercise Price.

(vi)

Certificate and Notice. Promptly following any adjustment under this Section 4.1(e), the Company shall deliver to the Holder a certificate of an officer of the Company setting forth in reasonable detail the calculation of such adjustment and the facts upon which it is based, including the consideration received (or deemed received), the number of Shares issued (or deemed issued), and the resulting Exercise Price and the number of Shares issuable upon exercise of this Warrant thereafter.

4.2Determination of Adjustments.  The adjustments provided for in this Warrant Certificate are cumulative.  The Company shall, promptly after each adjustment made hereunder, provide the Holder with a certificate providing the relevant facts and calculations with respect to any such adjustments.  If any questions shall at any time arise with respect to any adjustments to be made hereunder, such question shall be conclusively determined by an independent firm of Chartered Accountants who shall have access to all appropriate records, and such determination shall be binding upon the Company and the Holder.

ARTICLE 5 - MERGER AND SUCCESSORS

5.1Company May Consolidate, etc. on Certain Terms.  Nothing herein contained shall prevent any amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and estates of the Company as an entirety to any corporation lawfully entitled to acquire and operate same; provided however that the corporation formed by such amalgamation or merger or which acquires by conveyance or transfer all or substantially all the properties and estates of the Company as an entirety shall be a corporation organized and existing under the laws of Canada or of the United States of America, or any province, state, district or territory thereof, and shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

5.2Successor Company Substituted.  In case the Company, pursuant to Section 5.1 shall be amalgamated or merged with or into any other corporation or corporations, or shall convey or transfer all or substantially all of its properties and estates as an entirety to any other corporation, the successor corporation formed by such consolidation or amalgamation, or into which the Company shall have been amalgamated or merged or which shall have received a conveyance or transfer as aforesaid, shall succeed to and be substituted for the Company hereunder.  Such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, merger or transfer.

ARTICLE 6 - GENERAL

6.1Further Acts.  Each of the Company and the Holder shall at the request of the Holder, and at the expense of the Company, execute and deliver any further documents and do all acts and things as the Holder may reasonably require in order to carry out the true intent and meaning of this Warrant Certificate.

6.2Enurement.  This Warrant Certificate shall enure to the benefit of and be binding upon the Company and the Holder, and their respective successors and permitted assigns.

6.3Time.  Time shall be of the essence herein.

6.4Notices.  In case at any time:

(a)	the Company shall pay any dividend payable in shares upon its Shares or make any distribution to the holders of its Shares;
(b)	the Company shall offer for subscription pro rata to the holders of its Shares any additional shares of any class or other rights; or
(c)	there shall be a voluntary or involuntary Change of Control, dissolution, liquidation or winding-up of the Company;

then, and in any one or more of such cases, the Company shall give to the Holder of this Warrant Certificate at least 14 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution, or subscription rights, or dissolution, liquidation or winding-up.  Each such written notice shall be given by email, first class mail, or registered postage prepaid, addressed to the Holder of this Warrant at the address of such Holder, as shown on the books of the Company.

The Company may change the Exercise Location to another location in British Columbia from time to time upon providing at least 10 days’ notice to the Holder.

6.5Transfer.  The Warrants may not be assigned or transferred by the Holder without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.6Entire Agreement. The Exchanged Warrants constitute all of the warrants to purchase shares of the Company issuable in exchange for the Original Warrants and replace and supersede the Original Warrants in its entirety.

WARRANT EXERCISE SUBSCRIPTION FORM

TO:  GENERAL FUSION GROUP LTD.  (the “Company”)

The undersigned, being the Holder of the attached Warrant Certificate, hereby irrevocably subscribes for ____________________ Common shares of the Company upon and subject to the terms and conditions set forth in the Warrant Certificate and tenders payment of the aggregate Exercise Price (US$[11.548]) for such shares as follows:

☐	certified cheque, bank draft or solicitors trust cheque in the amount of US$________ payable to order of the Warrant Administrator, for the Company, enclosed herewith;
☐	Wire transfer of immediately available funds to the Warrant Administrator’s account, for the Company;
☐	Net Exercise pursuant to Section 2.5 of the Warrant; or
☐	Other [Describe] __________________________________________

Payment, if any, shall be made in accordance with Section 2.3 of Schedule “A” to the Warrant Certificate.

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

☐(A)the undersigned Holder (i) did not acquire the Warrants within the United States and was not a U.S. Person at the time the Warrants were acquired, (ii) is not in the United States, (iii) is not a U.S. Person, (iv) is not exercising the Warrants on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States, (v) did not execute or deliver this Exercise Subscription Form in the United States and (vi) delivery of the underlying common shares will not be to an address in the United States; OR

☐(B)the undersigned Holder is the original purchaser from the Company, pursuant to Regulation D under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), of the Warrants, and at the time of such acquisition was a U.S. Person or was in the United States (or was acting on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States), and confirms, as of the date of hereof, each of the representations, warranties, certifications and agreements made by it in connection with its acquisition of such Warrants, including, without limitation, its status as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act, as though such representations, warranties, certifications and agreements were made on the date hereof and in respect of the acquisition of the common shares issuable upon exercise of the Warrants being exercised.; OR

☐(C)an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws is available for the exercise of the Warrants, and attached hereto is a written opinion of U.S. counsel or other evidence in form and substance reasonably satisfactory to the Company to such effect.

It is understood that the Company and any warrant agent/administrator may require evidence to verify the foregoing representations.

“United States” and “U.S. Person” have the meanings given to them in Regulation S under the U.S. Securities Act.

Notes:

(1)Certificates will not be registered or delivered to an address in the United States unless Box B or C above is checked and the applicable requirements are complied with. If B or C is checked, a U.S. legend shall be affixed to the common shares for so long as required by applicable requirements of the U.S. Securities Act and applicable state securities laws.

(2)Subject to paragraph (1), if the Warrants have a U.S. legend describing transfer restrictions under the U.S. Securities Act affixed to them, the resulting common shares will have the same U.S. legend affixed to them for so long as required by applicable requirements of the U.S. Securities Act.

(3)If Box B or C above, as applicable, is checked, Holders are encouraged to consult with the Company and any warrant agent/administrator in advance to determine that the legal opinion tendered in connection with the exercise or legending matters will be satisfactory in form and substance to the Company and any warrant agent.

DATED this _____ day of _________________, 20___.

Please print full name in which the certificate representing the Shares are to be issued.

Name, Address and Signature of the Holder:

(Name)

(Address)

(Email)

Per:
Authorized Signatory